Exhibit 99.1

FOR IMMEDIATE RELEASE

RF Industries Provides Preliminary Second Quarter 2023 Unaudited Financial Results Ahead of the B. Riley Investor Conference

Second Quarter Earnings Release and Call Scheduled for June 14

SAN DIEGO, CA, May 23, 2023 – RF Industries, Ltd, (NASDAQ: RFIL), a national manufacturer and marketer of interconnect products and systems, today provided preliminary estimates of certain unaudited financial results for the second fiscal quarter ended April 30, 2023 in advance of the Company’s participation in B. Riley’s 23rd Annual Institutional Investor Conference on May 24, 2023.

For the second quarter, the company expects revenue to be in the range of $22.0 million to $22.3 million. The company also expects to report an operating profit and be cash flow positive for the second fiscal quarter.

“Our preliminary unaudited second quarter results reflect steady growth in our core run-rate business of interconnect products and a solid quarter of Optiflex hybrid fiber cable shipments to our wireless carrier customers. We are especially pleased that we recovered some delayed customer orders from the first quarter even with the cautious capex spending environment among carrier and wireless customers. Our team continues to execute on all fronts to drive revenue and to carefully manage expenses, and we remain confident in our strategic plan to deliver sustained growth and returns to our shareholders over the long term,” said Robert Dawson, President and Chief Executive Officer of RF Industries.

These preliminary results remain subject to the completion of normal quarter-end accounting procedures and closing adjustments. RF Industries will release its financial results for the second quarter on Wednesday, June 14, 2023, after the close of the market. The Company will host a conference call and live webcast on June 14, 2023 at 4:30 p.m. Eastern Time (1:30 p.m. PT) to discuss its financial results. To access the live call, dial 888-506-0062 (US and Canada) or 973-528-0011 (International) and give the participant access code 346334.

A live and archived webcast of the conference call will be accessible on the investor relations section of the Company's website at www.rfindustries.com. In addition, a phone replay will be available beginning approximately two hours after conclusion of the call and will remain available for two weeks. To access the phone replay, dial 877-481-4010 (US and Canada) or 919-882-2331 (International). The replay access code is 48386.

About RF Industries

RF Industries designs and manufactures a broad range of interconnect products across diversified, growing markets, including wireless/wireline telecom, data communications and industrial. The Company's products include high-performance components such as RF connectors and adapters, RF passives including dividers, directional couplers and filters, coaxial cables, data cables, wire harnesses, fiber optic cables, custom cabling, energy-efficient cooling systems and integrated small cell enclosures. The Company is headquartered in San Diego, California with additional operations in Long Island, New York, Vista, California, Milford, Connecticut, North Kingstown, Rhode Island and Parsippany, New Jersey. Please visit the RF Industries website at www.rfindustries.com.

Forward-Looking Statements

This press release contains forward-looking statements with respect to future events, including our expectations about revenues, operating profitability, cash flows, the strength of our distribution network and growth opportunities, including as relates to our ability to benefit from 4G and 5G network buildouts, which are subject to a number of factors that could cause actual results to differ materially. Factors that could cause or contribute to such differences include, but are not limited to: changes in the telecommunications industry and materialization and timing of expected network buildouts; timing and breadth of new products; our ability to realize increased sales; successfully integrating new products and teams; our ability to execute on its go-to-market strategies and channel models; the duration and continuing impact of the coronavirus pandemic on the U.S. economy and the Company's customers; the Company’s reliance on certain distributors and customers for a significant portion of anticipated revenues; the impact of existing and additional future tariffs imposed by U.S. and foreign nations; our ability to expand our OEM relationships; our ability to continue to deliver newly designed and custom fiber optic and cabling products to principal customers; our ability to maintain strong margins and diversify our customer base; and our ability to address the changing needs of the market. Further discussion of these and other potential risk factors may be found in the Company's public filings with the Securities and Exchange Commission (www.sec.gov) including its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. All forward-looking statements are based upon information available to the Company on the date they are published, and we undertake no obligation to publicly update or revise any forward-looking statements to reflect events or new information after the date of this release.

Note Regarding Use of Non-GAAP Financial Measures

To supplement our condensed financial statements presented in accordance with U.S. generally accepted accounting principles (GAAP), this earnings release and the accompanying tables and the related earnings conference call contain certain non-GAAP financial measures, including adjusted earnings before interest, taxes, depreciation, amortization (Adjusted EBITDA), non-GAAP net income and non-GAAP earnings per share, basic and diluted (non-GAAP EPS). We believe these financial measures provide useful information to investors with which to analyze our operating trends and performance.

In computing Adjusted EBITDA, non-GAAP net income, and non-GAAP EPS, we exclude stock-based compensation expense, which represents non-cash charges for the fair value of stock options and other non-cash awards granted to employees, non-cash and other lease charges, and severance. For Adjusted EBITDA we also exclude depreciation, amortization, interest expense and provision for income taxes. Because of varying available valuation methodologies, subjective assumptions, and the variety of equity instruments that can impact a company's non-cash operating expenses, we believe that providing non-GAAP financial measures that exclude non-cash expense and non-recurring costs and expenses allows for meaningful comparisons between our core business operating results and those of other companies, as well as providing us with an important tool for financial and operational decision-making and for evaluating our own core business operating results over different periods of time.

Our Adjusted EBITDA, non-GAAP net income, and non-GAAP EPS measures may not provide information that is directly comparable to that provided by other companies in our industry, as other companies in our industry may calculate non-GAAP financial results differently, particularly related to non-recurring, unusual items. Our Adjusted EBITDA, non-GAAP net income, and non-GAAP EPS are not measurements of financial performance under GAAP and should not be considered as an alternative to operating or net income or as an indication of operating performance or any other measure of performance derived in accordance with GAAP. We do not consider these non-GAAP measures to be a substitute for, or superior to, the information provided by GAAP financial results. A reconciliation of specific adjustments to GAAP results is provided in the last two tables at the end of this press release.

RF Industries Contact: Peter Yin SVP and CFO (858) 549-6340 rfi@rfindustries.com	Investor Relations Contact: Financial Profiles, Inc. Jack Drapacz (310) 622-8230 John Brownell (310) 622-8249 RFIL@finprofiles.com

# # #